Pricing Supplement No.                      D0018
Dated                                       March 14, 2005
Rule 424(b)(3)
File No.                                    333-119615

(To Prospectus Supplement
and Prospectus Dated November 1, 2004)


                 CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Medium-Term Notes, Series D (Registered Notes)
Due Nine Months or More from the Date of Issue

Principal Amount or Face Amount:            $ 100,000,000.00
Issue Price:                                         100.00%
Proceeds to Company on original issuance:   $  99,750,000.00
Commission:                                 $     250,000.00
Agents' capacity on original issuance:
         Citigroup Global Markets Inc.:     $  98,000,000.00
         SBK-Brooks Investment Corp :       $   1,000,000.00
         Pryor, Doley Securities       :    $   1,000,000.00

Citigroup Global Markets Inc.'s capacity on original issuance: As Agent
If as principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price % of Principal Amount or Face Amount.

Form of Note:                       Global
Original Issue Date:                March 17, 2005
Stated Maturity:                    April 15, 2008
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:
(If other than as set forth
in the Prospectus Supplement)
Interest Payment Dates:             The 15th of every Apr/Oct
                                    (provided such dates are business days in New York)

First Interest Payment Date:        October 15, 2005
Accrue to Pay:                      No
Indexed Principal Note:
Type of Interest on Note:           Fixed Rate
Interest Rate (Fixed Rate Notes):   4.378%
Base Rate (Floating Rate Notes):    N/A
Calculation Agent:                  Citibank
Computation of Interest:            30 over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:
Rate Determination Dates:
(If other than as set forth
in the Prospectus Supplement)
Index Maturity:
Spread:
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:                         No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:                            No
Renewable Note:                             No
Optional Extension of Maturity:             No

Optional Redemption:                        No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment:                         No
         Optional Repayment Dates:
         Optional Repayment Prices:

Discount Note:                              No
         Total Amount of OID:
         Bond Yield to Call:
         Bond Yield to Maturity:
         Yield to Maturity:

CUSIP:                                      17307EBN2